EXHIBIT 99.7

ARIEL WAY, INC. AND SUBSIDIARIES
INTRODUCTION TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2004

On April 21, 2005, Ariel Way, Inc.’s subsidiary dbsXmedia, Inc. (“dbsXmedia”) completed a transaction pursuant to an asset Purchase Agreement with Loral Skynet Network Services, Inc., CyberStar L.P., and CyberStar, LLC, pursuant to which dbsXmedia purchased the assets for Loral Skynet’s Business Television (BTV) services and assumed the management and further development of the BTV services. Under the terms of the transaction, dbsXmedia acquired the BTV services assets and the right to Loral Skynet’s BTV client base in exchange for $400,000 in cash, 300,000 shares of Ariel Way’s common stock, and dbsXmedia’s acceptance of a service contract for infrastructure support from Loral Skynet.

The accompanying unaudited pro forma condensed consolidated balance sheet as of October 1, 2004 has been presented with the consolidated acquired assets from Loral Skynet at October 1, 2004.

The unaudited pro forma condensed consolidated balance sheet does not necessarily represent the actual results that would have been achieved had the acquisition been completed at October 1, 2004, nor may it be indicative of future results. The unaudited pro forma condensed balance sheet should be read in conjunction with Ariel Way’s respective historical financial statements.

ARIEL WAY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2004

ASSETS		Assets From
	Ariel Way	Loral
	Inc. and	Skynet			Pro
	Subsidiaries	(Estimate)	Note	Adjustments	Forma (Estimate)

CURRENT ASSETS
Cash and cash equivalents	$29,546	$96,000	A	$96,000	$125,546
Prepaid expenses	50,000	—		—	50,000
Contracts	—	210,000	A	210,000	210,000
Total Current Assets	79,546	306,000		306,000	385,546

EQUIPMENT
Equipment	13,350	100,000	A	100,000	113,350
Less: accumulated depreciation	(4,675)	—		—	(4,675)
Net equipment	8,675	100,000		100,000	108,675

OTHER ASSETS
Goodwill	309,468	—		—	309,468
Software technology license	200,000	—		—	200,000
Total other assets	509,468	—		—	509,468
TOTAL ASSETS	$597,689	$406,000		$406,000	$1,003,689

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$174,962	$301,000	A	$301,000	$475,962
Total current liabilities	174,962	301,000		301,000	475,962

TOTAL LIABILITIES	174,962	301,000		301,000	475,962

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred Stock, $0.001 par value; 5,000,000 shares authorized; zero shares issued and outstanding	—	—		—	—
Common Stock, $0.001 par value; 145,000,000 shares authorized; 19,860,000 shares issued and outstanding	19,860	—		—	19,860
Additional paid-in capital	1,634,740	105,000	A	105,000	1,739,740
Deferred financing fee	(1,128,600)	—		—	(1,128,600)
Accumulated deficit	(103,273)	—		—	(103,273)
Total stockholders' equity	422,727	105,000		105,000	527,727
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$597,689	$406,000		$105,000	$1,003,689

ARIEL WAY, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2004

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 to reflect the combination of Ariel Way and its consolidated subsidiaries with certain assets acquired pursuant to an asset Purchase Agreement with Loral Skynet Network Services, Inc., CyberStar L.P., and CyberStar, LLC.

Under the terms of the transaction, dbsXmedia acquired the BTV services assets and right to Loral Skynet’s BTV client base in exchange for $400,000 in cash, 300,000 shares of Ariel Way common stock, and dbsXmedia’s acceptance of service contract for infrastructure support from Loral Skynet.

A.	To record the purchase of certain assets from Loral Skynet.